UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2011

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(770) 821-6670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)
In its Quarterly Report on Form 10-Q for the period ended June 30, 2011 , HSW International, Inc. (the “Company”) omitted recording a noncash gain resulting from a change in its interest ownership of an investee of $0.4 million. On November 15, 2011, the Board of Directors of the Company, based on the recommendation of the Audit Committee and in consultation with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, concluded that the previously issued condensed consolidated financial statements included in its Form 10-Q for the quarter ended June 30, 2011 should no longer be relied upon and must be restated to reflect the aforementioned noncash gain of $0.4 million.

The Company will restate its consolidated financial statements as of and for the three and six months ended June 30, 2011 to reflect the recognition of gain resulting from a nonmonetary transaction that caused a change in its interest ownership of an investee. In addition, the Company intends to include the necessary adjustment to correct the error in the consolidated financial statements within its Quarterly Report on Form 10-Q for the period ended September 30, 2011.

In June 2011, our investee, Sharecare, Inc. (“Sharecare”), acquired the assets and assumed the liabilities of HFPN and dotFit in exchange for its common stock. The Company did not receive sufficient evidence at the time regarding the transaction from its investee. Accordingly, the Company did not record an adjustment to reflect the transaction.  During the third quarter 2011, the Company received information from its investee, related to the fair value of Sharecare’s common shares. Based on this information, the Company determined that this issuance of common stock by our investee generated a non-cash gain of $0.4 million resulting from the change in our interest ownership which should have been included in losses on equity-method investments for the three and six months ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: November 21, 2011	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel